Exhibit 10.2

INFINITY AT BRICKELL

40 SW 13 Street, Miami, FL 33130

COMMERCIAL LEASE

Between

DAMLOP INVESTMENTS LLC, a Florida limited liability company

Lessor

And

EALIXIR INC, a Nevada Domestic Corporation Lessee

Lease Agreement for EALIXIR INC 40 SW 13 Street Penthouse 1, Miami, FL 33130	1

BASIC LEASE INFORMATION

Date:	March _12_ , 2021

Lessor:	DAMLOP INVESTMENTS LLC, a Florida limited liability company

Lessee:	EALIXIR INC, a Nevada Domestic Corporation

Premises:	PENTHOUSE 1
40 SW 13 Street
Miami, Florida 33130

Base Rent:	$6,809.00, plus applicable Florida Sale Tax

Security Deposit:	$13,618.00

Payments at Lease execution: Lessee will pay the total amount of $20,869.58 corresponding to: First Month Rent ($7,251.58) inclusive of sale tax and; Security Deposit ($13,618.00).

Parking:	2 (Two) unassigned Parking Spaces at no additional cost.

Lease Agreement for EALIXIR INC 40 SW 13 Street Penthouse 1, Miami, FL 33130	2

COMMERCIAL LEASE AGREEMENT

1.	Parties:

This Commercial Lease Agreement (this “Lease”) is entered into EALIXIR INC, a Nevada Domestic Corporation (“Lessee”) and DAMLOP INVESTMENTS, LLC (“Lessor”) on the 12 day of March 2021.

2.	Premises:

Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, on the terms and conditions set forth herein, the following described premises, situated at 40 SW 13 Street PENTHOUSE 1, Miami, Florida, 33130, which is approximate 2,150 rentable square feet (the “Premises”), of which Lessor is the owner.

3.	Lease Term:

The term of this Lease shall begin on July 1st, 2021 and shall expired on June 30th, 2023 (“Term”), unless renewed, extended or terminate pursuant to the terms herein.

4.	Option to Extend the Lease:

Provide this lease is not or has been otherwise in default, Lessee shall have the option to extend the lease for one (1) additional term of (2) years. Lessee’s option to extend the lease shall be exercised in writing and no later than three months (3) months prior to the termination of the initial term, more specifically on or before March 31st, 2023. If Lessee exercises this option, all terms, provisions, covenants and conditions of this lease shall continue in full force and effect with the exception of the base rent that shall continue to increase three (3%) percentage annually.

5.	Payment of Rent:

Lessee will pay to Lessor a yearly amount of Eighty-One Thousand Seven Hundred Dollars ($81,700.00) on an annual basis amounting Six Thousand Eight Hundred nine with 00/100 Dollars ($6,809.00) per month commencing on July 1, 2021 (the “Rent Commencement Date”) and in advance on the 1st day of each calendar month thereafter for the duration of the term, except when that day falls on a weekend or a legal holiday, in which case rent is due on the next business day.

Lessee agrees that the yearly rent for each year of the Lease period shall be payable to Lessor in accordance with the schedule below:

Lease Terms	Annual Base Rent	Monthly Base Rent (Excluding Florida Sale Tax)	Price per RSF	Annual Increase
July 1, 2021 to June 30, 2022	$81,700.00	$6,809.00	$38.00
July 1, 2022 to June 30, 2023	$84,151.00	$7,013.00	$39.14	3.00%
If exercise First (1st) Option to Extend the Lease
July 1, 2023 to June 30, 2024	$86,666.50	$7,223.00	$40.31	3.00%
July 1, 2024 to June 30, 2025	$89,268.00	$7,439.00	$41.52	3.00%

Lease Agreement for EALIXIR INC 40 SW 13 Street Penthouse 1, Miami, FL 33130	3

Lessee covenants to pay the rent when due and payable, without any setoff, deduction or prior demand whatsoever. Any payment by Lessee or acceptance by Lessor of a lesser amount than shall be due from Lessee to Lessor shall be treated as payment on account. The acceptance by Lessor of a check, or other instrument, for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check or other instrument, that such lesser amount is payment in full, shall be given no effect, and Lessor may accept such check or other instrument without prejudice to any other rights or remedies which Lessor may have against Lessee.

Rent will be paid in the following manner without any cost to Lessor:

By wire transfer to:

Ocean Bank

2655 LeJeune Road, Coral Gables, Fl 33134

Account: 090920954905

SWIFT: OCBKUS3M

ABA:066011392

Beneficiary: Damlop Investments, LLC

1643 Brickell Ave. 4801, Miami, FL 33129

Upon the execution of this Lease and during the Term hereof, Lessee also covenants and agrees to pay as “Additional Rent” Florida sales tax, intangible tax or other net personal property tax on equipment, whether city, municipal or county charged in connection with this Leasehold. All amounts payable by Lessee under this Section shall collectively comprise the rent due and payable under this Lease (“rent”).

6.	Operating Expenses:

Is understood that Lessee shall begin to pay any increase in property taxes and condominium maintenance (“The Operating Expenses”) of the premises, as additional rent, starting on the second year of the Lease term, and any renewal if applicable; for that purpose, the 2021 calendar year shall be established as the Base Year.

7.	Late Payment of Rent:

Lessee shall pay, as Additional Rent, a service charge of $100.00 for bookkeeping and administrative expenses, if rent is not received within five (5) days of its due date. In addition, if Lessee is delinquent in any installment of rent for more than ten (10) days after the due date thereof, Lessee shall pay to Lessor a late charge equal to five percent (5%) of such delinquent sum. Such late charge shall be in addition to all of Lessor’s other rights and remedies hereunder or at law. In the event any late charge is due to Lessor, Lessee shall pay said late charge to Lessor along with and in addition to the next payment of rent.

8.	Security Deposit:

Upon Lessee’s execution of this lease, Lessee will deposit with Lessor the sum of Thirteen Thousand Six Hundred Eighteen Dollars ($13,618.00) as Security for the performance of Lessee’s obligations under this lease. The Security Deposit shall be held, applied to damages or rent and returned to Lessee all in accordance with the laws of the state where the premises are located and in force at the time of execution of this lease.

Lease Agreement for EALIXIR INC 40 SW 13 Street Penthouse 1, Miami, FL 33130	4

Lessor may, from time to time, to the extent permitted by the laws of the state where the premises are located, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearages of rent or to satisfy any other covenant, obligation or default of Les-see hereunder, including Lessee’s obligations to others due to be paid by Lessee under the provisions of this Lease. Following any such application of the Security Deposit, Lessee shall pay to Lessor on demand the amount so applied in order to restore the Security Deposit to its original amount.

If Lessor transfers Lessor’s interest in the premises during the term of this Lease, Lessor may assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit.

9.	Return of Security Deposit:

As provided by applicable state law, within thirty (30) days after Lessee has vacated the premises, returned keys to Lessee’s notice address, Lessor will return the balance deposit in full or give Lessee an itemized written statement of the reasons for, and the dollar amount of, any of the security deposit retained by Lessor, along with a check for any deposit balance.

10.	Parking:

During the term of the lease and any renewal or extension thereof, Lessee shall be entitled to the exclusive use of two (2) unassigned Parking Spaces on the parking Garage at no additional cost.

11.	Lessee Improvements:

Lessee shall not, without first obtaining the written consent of Lessor, make any other(s) alteration(s), addition(s), or improvement(s), in, to or about the premises, others than the ones approved for the occupancy.

During the Lease term, Lessee shall make, at Lessee’s expense, following Lessor’s written consent, all necessary repairs to the premises and such consent shall not be unreasonably withheld.

All addition, fixtures, carpet or improvements, except only for office furniture and fixture which shall be readily removable without injury to the leased premises, shall be and remain a part of the leased premises at the expiration of this lease.

In the event, Lessee is allowed to install any furniture bookshelves, and/or décor on the walls, Lessee shall be responsible to repair any damages.

12.	Lessor’s Property:

All fixtures, equipment, furniture, improvements and appurtenances attached into the Premises on the commencement date or during the term, whether or not by or at the expense of Lessee, shall be and remain a part of the Premises, shall be deemed the property of Lessor and shall not be removed by Lessee.

13.	Lessee’s Examination and Acceptance of Premises:

Lessee acknowledges that Lessee has examined the Premises and Lessee’s acceptance of this agreement is conclusive evidence that said Premises are in good and satisfactory order and repair unless otherwise specified herein; and Lessee agrees that no representations as to the condition of the Premises have been made and that no agreement has been made to redecorate, repair or improve the Premises unless hereinafter set forth specifically in writing. Lessee hereby releases, discharges and acquits Lessor, from any and all claims for loss, damage or injury of any natures whatsoever to person(s), property or otherwise arising from any defect in the condition of said demised Premise, or the building in which the demised Premises are located, or the equipment, fixtures or appliances in or serving said demised Premises and/or said building, and the streets, alleys, areas, areas-ways, passages or sidewalks adjoining or appurtenant thereto, whether or not the same be caused by the negligent or grossly negligent act(s), sole or concurrent, of Lessor, the members in Lessor, the manager of the building in which the demised Premises are located or any agent, director, officer or employee of any of them. Lessor shall not be required to decorate or make any repair or improvements to the demised Premises or the building in which the demised Premises are located, unless required to provide Lessee access to the demised Premises or to resolve a life safety issue not caused by any act of the Lessee, its agents, servants, employees, or invitees.

Lease Agreement for EALIXIR INC 40 SW 13 Street Penthouse 1, Miami, FL 33130	5

Lessee agrees to take premises in its AS-IS condition, Lessee agrees not to damage the Premises through any act or omission, and to be responsible for any damages sustained through the acts or omissions of Lessee, Lessee’s employees or Lessee’s invitees, licensees, and/or guests. If such damages are incurred, Lessee is required to pay for any resulting repairs at the same time and in addition to the next month’s rent payment, with consequences for nonpayment identical to those for nonpayment of rent described herein.

The premises shall be delivered broom clean and walls fresh paint white (Stairs and mezzanine structure to remain existing color).

14.	Delay of Possession:

If Lessor is unable to deliver possession on the date estimated, for any reason whatsoever, Lessor shall not be subject to any liability for said failure, and the validity of this Lease shall not be impaired under such circumstances. In the event a delay in completion in the Premises occurs, the Base Rent shall be abated (provided Lessee is not responsible for the inability to obtain possession) during the period of such delay, and the Commencement Date shall be extended accordingly.

15.	Surrender:

Upon the expiration or earlier termination of this lease, Lessee shall peaceably leave and surrender the Premises to Lessor broom clean and otherwise in the condition in which the premises are required to be maintained by the terms of this lease, reasonable wear and tear excepted. Lessee shall surrender all Keys for the Premises to Lessor. Subject to Lessor’s interest, Lessee shall, at its expense, remove from premises all of Lessee’s furnishings, trade fixtures and equipment situated thereon (including all exterior and interior signs). Lessee shall not remove any equipment, conduits and fixtures providing water, plumbing, electrical, heating, ventilation, air conditioning, lighting, life safety, sprinkler and sewer service to the premises, regardless of whether the same were installed by Lessee or Lessor. Any object attached to the walls shall be remove and any damage shall be repair by Lessee.

16.	Holdover:

If Lessee remains in possession of the Premises or any part thereof after the expiration or sooner termination of the Term or any extension thereof; Lessee shall become a Lessee at sufferance and shall pay the Lessor a rent computed at twice the Rent paid by Lessee in the last month prior to the expiration or termination of the Lease, which shall be payable on a per diem basis. Notwithstanding that Lessor may allow Lessee to continue in possession after the expiration or sooner termination of this Lease, neither that nor the provisions of this Section shall constitute a waiver of any of Lessor’s rights under this Section of this Lease. Further, notwithstanding the payment of Rent by Lessee and acceptance thereof by Lessor as provided in this Section, Lessee shall be in continuing breach of this Lease at any time or during any period in which Lessee is a holdover Lessee.

16.	Use:

The Premises shall be used only for the purpose of office space and such other lawful purposes as may be incidental thereto. Lessor does not guarantee or make any representation in connection with the use of the space, Lessee shall be subject to any building or zoning regulations applicable to the Premises. Lessee may only change the use of the Premises with the Lessor’s written consent. Lessee shall at its own cost and expense obtain any and all licenses and permits necessary for such use. Lessee shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises and shall promptly comply with all governmental orders and directives for the correction, prevention or abatement of nuisances in or upon, or connected with, the premises, all at Lessee’s sole cost and expense.

17.	Lessee covenants:

Not to use the premises for living quarters or residence.

Surrender the premises to Lessor at the end of the Term or any renewal period without the necessity-ty of any notice from either Lessor or Lessee to terminate the same, and Lessee hereby expressly waives all right to any notice respecting said surrender of premises.

Lease Agreement for EALIXIR INC 40 SW 13 Street Penthouse 1, Miami, FL 33130	6

Lessee will keep the premises clean, sanitary and in good condition and, upon termination of the tenancy, return the premises to Lessor in a condition identical to that which existed when Lessee took occupancy, except for ordinary wear and tear and any additions or alterations authorized by Lessor.

To keep the premises in good repair at Lessee’s own expense with the exception of those repairs specifically designated as Lessor’s responsibility herein.

Not to make any occupancy of the Leased Premises contrary to law or contrary to any directions, rules, regulations, regulatory bodies, or officials having jurisdiction or which shall be injurious to any person or property.

Not to permit any waste or nuisance.

Notwithstanding the forgoing, Lessee shall not use the premises for the purposes of storing, manufacturing or selling any explosives, flammables or other inherently dangerous substance, chemical, thing or device.

18.	Condominium Association:

Lessee shall comply with any restrictions and limitation within the Declaration of Condominium as files in Official Records Book 27266, Page 3623, of the Records of Miami-Dade County, Florida and any amendments thereto (The Declaration), and all rules and regulations (the Rules) for the Infinity at Brickell Condominium Association, Inc. (the Association), and with such reasonable modifications thereof and additions thereto as the Association may make hereafter, from time to time. Notwithstanding anything contained in this lease, Lessor shall not be responsible or liable to Les-see, its agents, representatives, employees, invitees or licensees, for the nonobservance by any other Lessee or unit owner of any rules and regulations.

Lessee acknowledges that Lessor’s ownership is limited to the Demises premises and appurtenant risks under and office condominium regime, governed among other things by the declaration and the Association, and that this lease is subject and subordinate to the Declaration and any lien filed by the Association. Lessee shall indemnify and hold Lessor harmless from and against any loss, cost or damage, including attorney’s fees through all appellate levels, arising out of or in connection with Lessee’s breach or violation of the obligation set forth in the preceding paragraph.

19.	Painting, Signs, Displays:

To the extent approval of the Association is required, Lessee shall not paint or install any signs in or on the Premises, on the exterior doors, plate glass or exterior walls of the Premises or surrounding structure that are not authorized in writing by the Association. Lessee shall be sole responsible for the payment of the signs they desire to install and to repair any damage to the wall and/or glass after removal of its logo.

20.	Hazardous Material:

a. For the purpose of this paragraph - “Hazardous Substance” shall mean any waste, substance or other material which may be dangerous to health or environment, including, without limitation, all “hazardous wastes”, “Hazardous materials”, “Hazardous substance”, “toxic substance”, “oil”, “infectious medical waste” and “hazardous medical waste” as defined in any federal, state, or local law, regulation or ordinance, or otherwise.

b. Lessee shall not dump, flush or in any way introduce any Hazardous Substances, which are regulated under the Resource Conservation and Recovery Act of 1976, as amended, (42U.S.C. Section 6901, et. seq, “RCRA”) the Comprehensive Environ mental Response, Compensation and Liability Act of 1980 as amended (42 U.S.C. 9601 et. seq. “CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), Public Law 99499, 100 Stat 1613, et seq, the Florida Resource Recovery and Management Act, Section 403,701, et seq., Florida Statutes (“FRRMA”), the Pollutant Spill Prevent and Control Act, Section 376.001-37617 and 376.19-376.21 Florida Statutes (“FPSPCA”) and/or any other applicable Municipal, federal, state law, into the sewerage, drainage or other waste disposal system serving the demised premises, or the Building, of which the same for a part, or the land on which it stands (the “Property”).

Lease Agreement for EALIXIR INC 40 SW 13 Street Penthouse 1, Miami, FL 33130	7

c. Lessee shall not generate, use, store or dispose of Hazardous Substances regulated under RCRA, CERCLA, SARA and/or FRRMA or FPSCA and/or any other applicable Municipal, federal or state environmental law, in or on the demised premises, or the Building of which the same form a part, or the Property, nor transport Hazardous Substances from the demised premises, or the Building of which the same form a part, or the Property, except in compliance with RCRA, CERCLA, SARA, FRRMA, FPSPCA and any other applicable Municipal, federal or state environmental law.

d. Lessee shall promptly notify Lessor in writing of any incident in the demised premises or the Building of which the same form a part, or the Property which might require the filing of a notice under any statute described in this Lease.

e. Lessee shall indemnify and hold Lessor harmless from any and all costs, liabilities, claims, civil or criminal actions, or cause of action, civil or criminal penalties, fines, losses, liens, assessments, damages, liabilities, costs, disbursements, expenses or fees of any kind or any nature (including without limitations all clean-up costs and attorney’s fees) which may at any time be imposed upon, incurred by or asserted or awarded against Lessor arising out of or on account of Lessee’s failure to comply with the provisions of Paragraph 23 of the Lease.

21.	Radon Gas:

Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

22.	Force Majeure:

Lessee and Lessor shall not be held responsible for delays in the performance of its obligations hereunder when caused by strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, delay in issuance of permits, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of Lessor (“Force Majeure”).

23.	Maintenance - Lessee’s Obligations:

Lessee shall throughout the Term, commit, suffer or permit no damage or waste to the Common Area, Lessee shall be responsible for all repairs, the need for which arises out of: (a) the performance or existence of Lessee’s Work or alterations; (b) the installation, use or operation of Lessee’s Property in the Premises; (c) the moving of Lessee’s property in or out of the building; or (d) the act, omission, misuse or neglect of Lessee or any of its subLessees, employees, agents, contractors, or invitees, whether such repairs are interior or exterior, structural or non-structural, ordinary or extraordinary, so long as they affect the Premises and the Building and the facilities and systems thereof. Lessee shall promptly make, at Lessee’s expense, all repairs in or to the Premises for which Lessee is responsible. Any repairs required to be made by Lessee to the mechanical, electrical, sanitary, heating, ventilating, air conditioning, or other systems of the Building shall be performed only by contractor(s) approved by Lessor. All such repairs shall be performed at such times and in such manner as shall cause the least interference with the operation of the central systems of the Building and the use of the Building by other occupants. All such repairs shall be subject to the supervision and control of Lessor.

Lessee shall be responsible to perform regular maintenance to the HVCA, at least every forty-five days and change any damage light bulbs.

24.	Maintenance -Lessor’s Obligations:

During the Term, Lessor, at its expense, upon receipt of written notice from Lessee of the necessity, therefore, shall keep in good order, condition and repair the sewer, utility, mechanical systems, lighting, air-conditioning system and water lines servicing the Premises that are located inside the Premises, notwithstanding the foregoing, Lessor shall have no obligation whatsoever to make any repairs for which Lessee is responsible pursuant to any of the provisions of this Lease.

Lease Agreement for EALIXIR INC 40 SW 13 Street Penthouse 1, Miami, FL 33130	8

25.	Utilities & Services:

Unless otherwise provided in this Lease, all applications and connections for utility services not covered or provided by the Association shall be made in the name of Lessee. Rent includes the following services: water, sewer and janitorial service of common areas.

26.	Lessor’s Right to Pay Lessee’s Obligations to Others:

Lessor reserves the right, but not the obligation, in addition to any other right or remedy, to pay Lessee’s obligations to others due to be paid by Lessee under the provisions of this Lease, including, but not limited to, utilities, after five (5) days’ notice of Lessor’s intention to do so to Lessee. In the event of any such payment by Lessor, such payment shall constitute Additional Rent payable by Lessee under this Lease, due from Lessee to Lessor at the next rent day after any such payment.

27.	Liens:

Lessee shall not do any act which shall in any way encumber the title of Lessor in and to the premises, nor shall Lessee create or permit to be created, and shall promptly discharge, any such lien (including, but not limited to, any mechanic’s, contractor’s, subcontractor’s or material man’s lien or any lien, encumbrance or charge arising out of any conditional sale, title retention agreement, chattel mortgage, security agreement, financing statement or otherwise) upon the premises or any part thereof or the income therefrom, and Lessee shall not suffer any other matter or thing whereby the estate, rights and interest of Lessor in the premises or any part thereof might be impaired.

If Lessee shall fail to cause any such lien to be discharged of record, then Lessor, after fifteen (15) days’ notice of its intention to do so, shall have the right, but not the obligation, in addition to any other right or remedy, to discharge such lien either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or bonding proceedings, and in any such event Lessor shall be entitled if it so elects to compel the prosecution of an action for foreclosure of such lien by the lienor and to pay the amount of judgment in favor of the lien owner with interest, costs and allowances. Any amount so paid by Lessor and all costs and expenses (including reasonable attorneys’ fees) incurred by Lessor in connection therewith shall constitute Additional Rent payable by Lessee under this Lease, due from Lessee to Lessor at the next rent day after any such payment.

This Lease shall constitute notice that Lessor shall not be liable for any work performed or to be performed, or any materials furnished or to be furnished, at the premises for Lessee upon credit, and that no mechanic’s or other lien for such work or materials shall attach to or affect the estate or interest of Lessor in and to the premises, unless specifically ordered by Lessor in writing. Lessee shall have no power to do any act or make any contract that may create or be the foundation for any lien, mortgage or other encumbrance upon the estate of Lessor, or any other interest of Lessor in the premises, the Building or the other Improvements or any part thereof.

28.	Default and Termination for Default:

Each of the following shall be an “Event of Default”:

a. Lessee shall fail to pay rent when due, the Lessor, at his option, may terminate all rights of the Lessee herein and demand surrender of the premises, after not less than five (5) days, written notice of such default, given in a manner required by law unless Lessee rectifies or cures the default within the said time;

b. If Lessee shall fail to pay any other payment of money, costs or expenses to be paid by Lessee under this Lease, when due, and the continuance of such failure for a period of ten (10) days, or lesser time if allowed by applicable law, after written notice from Lessor specifying such failure;

c. If Lessee fails to perform any other of the terms of this Lease to be observed or performed by Lessee, after not less than ten (10) days, written notice of such default, given in a manner required by law unless Lessee rectifies or cures the default within the said time;

Lease Agreement for EALIXIR INC 40 SW 13 Street Penthouse 1, Miami, FL 33130	9

The filing or execution or occurrence of any of the following will be considered a Default on the part of Lessee unless assurances are provided to the Lessor that Lessee will continue to pay rent, and Lessee does in fact continue to pay rent:

a. A petition in bankruptcy by or against Lessee;

b. A petition against or answer by Lessee seeking a reorganization, arrangement, composition, re-adjustment, liquidation, dissolution or other relief of the same or different kind under any provision of any bankruptcy laws;

c. Adjudication of Lessee as a bankrupt or insolvent;

d. An assignment by Lessee for the benefit of creditors;

e. A petition against or proceeding by Lessee for, or the appointment of, a trustee, receiver, guardian, conservator or liquidator of Lessee with respect to the premises or with respect to all or substantially all of Lessee’s property; or

f. A petition against or proceeding by or against Lessee for its dissolution or liquidation or the taking of possession of Lessee’s property by any governmental authority in connection with dissolution or liquidation.

g. Where in the case of a petition filed against Lessee under (1), (2), (5) or (6) above, such petition is not dismissed within ninety (90) days after the filing thereof;

h. Entry of an order, judgment or decree by any court of competent jurisdiction granting any prayer or demand contained in any petition under (1), (2), (5) or (6) above, which order, judgment or decree is not reversed or vacated within ninety (90) days after it is entered;

i. 9. Abandonment of the premises; or

j. Taking by any person of Lessee’s interest in this Lease upon execution, attachment or other process of law or equity.

In the event of Default on the part of Lessee, Lessor, at its option, without further notice or demand to Lessee, may, in addition to all other rights and remedies provided in this Lease, at law or in equity:

(a) Terminate this Lease and Lessee’s right of possession of the premises, and recover all damages to which Lessor is entitled at law, specifically including, without limitation, the excess of the aggregate rent that would have accrued for the balance of the Term;

(b) Terminate Lessee’s right of possession of the Premises.

In all events, Lessor may re-lease the premises, or any part thereof for the account of Lessee, for such rent and term and upon such terms and conditions as are acceptable to Lessor. If Lessor shall have elected to pursue its right to terminate Lessee’s right of possession of the premises without terminating the Lease, then Lessor shall have the further right and remedy to subsequently rescind such election and terminate the Lease. If Lessor fails to re- lease the premises, or if the premises are re-leased and a sufficient sum is not realized therefrom to satisfy the payment, when due, of rent reserved under this Lease for any monthly period, then Lessee shall pay Lessor a sum equal to the amount of rent due under this Lease for each such monthly period, or if the premises have been re-leased, Lessee shall pay any such deficiency on the rent day applicable to such month. Nothing in the foregoing sentence, however, shall be deemed to mean that Lessor can only collect damages from Lessee hereunder in monthly installments, it being expressly acknowledged by Lessee that Lessor shall always have the right to collect, in a lump sum, from Lessee, damages equal to the excess of the rent that would have ac-crude for the balance of the Term. Lessee agrees that Lessor may file suit to recover any sums due to Lessor hereunder at any time or from time to time and that such suit or recovery of any amount due Lessor hereunder shall not be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Lessor. In the event Lessor elects to terminate Lessee’s right of possession only, without terminating this Lease, Lessor may, in accordance and in compliance with Florida law, at Lessor’s option, enter into the premises, remove Lessee’s signs, Lessee’s property, and other evidences of tenancy, and take and hold possession thereof; provided, however, that such entry and possession shall not terminate this Lease or release Lessee, in whole or in part, from Lessee’s obligation to pay the rent reserved hereunder for the full Term or from any other obligation of Lessee under this Lease. Lessor shall have the obligation to attempt to mitigate its damages by reletting the Premises at fair market value for comparable space in the market at that time.

Lease Agreement for EALIXIR INC 40 SW 13 Street Penthouse 1, Miami, FL 33130	10

To the fullest extent allowed by applicable state law, in the event Lessor exercises any remedy pro-vided under this Section, all deposits theretofore made by Lessee with utility companies, and all fuel and supplies on the Premises shall be deemed to be and are hereby assigned to and transferred to Lessor, to be applied in payment of Lessee’s liability under this Lease.

No waiver of any default of Lessee or Lessor hereunder shall be implied from any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Lessor or Lessee shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.

Any provisions for the termination of this lease shall not operate to exclude or suspend any other remedy of the Lessor for breach, or for the recovery of said rent for the full term.

29.	Notices:

Any notice, demand, request or other instrument which may be or are required to be given under this Lease shall be delivered in person or sent by United States certified or registered mail, postage prepaid, and shall be addressed to:

If to Lessor:

DAMLOP INVESTMENTS, LLC

1643 Brickell Ave., Suite 4801

Miami, Florida 33129

If to Lessee:

EALIXIR INC

40 SW 13 Street Penthouse 1

Miami, Florida 33130

30.	Right of Entry:

Lessor or any of his agents, shall have the right to enter the leases premises during all reasonable hours to:

(a)	Upon reasonable Notice, examine the same or to make such repairs, additions or alterations as may be deemed necessary for the safety, comfort or preservation of the lease Premise.

(b)	Without Notice, at any time, in the event of an emergency to appraise and/or correct the emergency condition.

(c)	Upon reasonable Notice, exhibit the premise within ninety (90) days before the expiration of this lease to prospective Lessees.

(d)	Upon reasonable Notice, exhibit the premises during all the term of the lease to prospective buyers.

Furthermore:

(e)	The association has the irrevocable right of access to each unit during reasonable hours and previous notice, when necessary for the maintenance, repair, or replacement of any common elements of any portion of a unit to be maintained by the association pursuant to the declaration or as necessary to prevent damage to the common elements or to a unit.

31.	Lessor’s Default:

Lessee hereby agrees, in the event of any default by Lessor, to first send notice to Lessor, and shall have offered Lessor fifteen (15) days in which to correct and cure the default or commence a good faith effort to cure such default.

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32.	Acceleration:

Upon Lessor’s termination of this, Lessee expressly agrees and understands that unless prohibited by applicable State law and subject to mitigation by reletting of the Premises by Lessor, the entire remaining balance of unpaid rent for the remaining term of this Lease shall ACCELERATE, whereby the entire sum shall become immediately due, payable, and collectible. Lessor may hold the portion of Lessee’s security deposit remaining after reasonable cleaning and repairs as a partial offset to satisfaction of the accelerated rent.

33.	Lessee’s Failure to Take Possession:

If, after signing this Agreement, Lessee fails to take possession of the premises, Lessee will still be responsible for paying rent and complying with all other terms of this Agreement.

34.	Damage or Destruction:

a) Lessee shall promptly notify Lessor of any damage to the Premises or the Building occasioned by fire, the elements, casualty or any other cause. If the Premises are totally destroyed (or so substantially damaged as to be untenantable in the reasonable determination of the Architect) by storm, fire, earthquake or other casualty or any other cause, Lessor shall notify Lessee within nine-ty (90) days from the date of such damage or destruction of Lessor’s decision either:

i. To cancel this Lease as of the date of the occurrence of the storm, earthquake, fire or other casualty or any other cause; or

ii. To commence the process of restoration of the Premises (as limited by paragraph (c) below) to a tenantable condition within ninety (90) days from the date of such casualty, and proceed with due diligence to complete such restoration of the Premises using standard working methods and procedures.

b) In the event Lessor, subject to Force Majeure (as defined below) or Lessee Delay, fails to complete such restoration with reasonable diligence within three hundred sixty-five (365) days of the casualty, this Lease may be terminated upon written notice from either party to the other given not more than thirty (30) days following the expiration of such three hundred sixty-five (365) day period, which notice shall specify a termination date of not less than sixty (60) days and not more than ninety (90) days after the date such notice is given; provided, however, that if Lessee exercises such right to terminate this Lease, then Lessee’s written termination shall be of no force or effect if Lessor substantially completes the Premises within sixty (60) days of receipt of Lessee’s notice. In the event such notice is not given, then this Lease shall remain in force and effect and Rent shall commence upon delivery of the Premises to Lessee in a tenantable condition (evidenced by notice to Lessee that the Premises are in Lessor’s judgment substantially repaired). In the event such dam- age or destruction occurs within six (6) months of the expiration of the Term, Lessee may, at its option on written notice to Lessor given within thirty (30) days of such destruction or damage, terminate this Lease as of the date of such destruction or damage. Lessee shall not have the right to cancel this Lease if the damage to the Premises is the result of Lessee’s negligence or willful misconduct. Unless this Lease is terminated pursuant to paragraph (a) above, in the event of damage to the Premises or the Building occasioned by fire, the elements, casualty or any other cause, Lessor shall commence and thereafter pursue diligently and as expeditiously as practicable, the repair and restoration of damage to the Premises, using standard working methods and procedures;

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c) Unless the damage to the Premises is caused by the intentional or negligent acts or omissions of Lessee, its permitted assignees or subLessees, employees or agents, Rent shall abate in proportion to that part of the Premises rendered unfit for use in Lessee’s business as a result of such dam-age or casualty. The nature and extent of interference to Lessee’s ability to conduct business in the Premises shall be considered in determining the amount of such abatement, and the abatement shall commence and continue from the date the damage occurred until the date Landlord substantially completes the repair and restoration of the Premises and gives notice to Lessee that such repairs and restoration are substantially completed, or until Lessee again uses the Premises or the portions thereof rendered unusable, whichever occurs first.

d) Notwithstanding anything to the contrary contained or implied elsewhere in this Lease, Lessor is not and shall not be obligated to repair or restore damage to Lessee’s trade fixtures, furniture, furnishings, equipment or other personal property, or other improvements made to the Premises by Lessee.

e) If during the Term of this Lease, the Building is so damaged by fire or other casualty or any other cause (regardless of whether the Premises also are damaged) such that (i) in Lessor’s reason-able judgment repair and restoration of the Building is not economically feasible or the proceeds from Lessor’s insurance are insufficient to pay for all of the costs and expenses to repair and re-store the Building; (ii) the Mortgagee shall not allow adequate insurance proceeds to be made avail-able for repair and restoration; (iii) the damage is not covered by Lessor’s insurance; or (iv) if the damage is substantial and the Lease is in the last twelve (12) months of its Term, then Lessor or Lessee may cancel this Lease by giving written notice thereof within sixty (60) days after Lessor knows of the damage to the Building or Mortgagee notifies Lessor of its decision regarding the use of insurance proceeds for restoration, whichever is later. Any such cancellation notice must specify the cancellation date, which shall be at least thirty (30) but no more than ninety (90) days after the date notice of cancellation is given.

f) If either party cancels this Lease as permitted under this Section, then this Lease shall end on the date specified in the cancellation notice. The Rent, including any Additional Rent, and other charges shall be payable up to the cancellation date, after taking into account any applicable abatement. Lessor shall promptly refund to Lessee any prepaid, unaccrued Rent and Additional Rent (after taking into account any applicable abatement), plus any security deposit, less any sums then owing by Lessee to Lessor.

35.	Condemnation:

If any legally, constituted authority condemns the Premises or such part thereof which shall make the Premises unsuitable for leasing, this Lease shall cease when the public authority takes possession, and Lessor and Lessee shall account for rental as of that date. Such termination shall be without prejudice to the rights of either party to recover compensation from the condemning authority for any loss or damage caused by the condemnation. Neither party shall have any rights in or to any award made to the other by the condemning authority.

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36.	Assignment of Agreement and Subletting:

Lessee will not sublet any part of the premises or assign this Agreement without the prior written consent of Landlord, except for companies in which Lessee has at least fifty (50) percentage of control, any such assignment or subletting without consent shall be void and, at the option of the Lessor, may terminate this lease.

37.	Insurance:

Lessee agrees that, at all times during the Lease Term, at its own expense, maintain a policy or policies of Commercial General Liability Insurance (including personal and property damage) that shall be satisfied by primary coverage of One Million Dollars ($1,000,000.00) each occurrence and Two Million Dollars ($2,000,000.00) aggregate, with an insurance company licensed to do business in the state of Florida rated Best A+ or better, with a financial rating of X or better, and reasonably acceptable to Lessor. Lessor shall be listed as an additional insured.

Lessee shall deliver to Lessor a certificate of insurance on ACORD form to evidencing that the insurance required is in full force and effect within (ten) 10 days after possession of premises has been delivered, thereafter, at least (30) thirty days prior to the expiration of any policy lessee will deliver to lessor original certificates as will evidence a paid renewal or new policy to take place of the one expiring, to be in form and substance acceptable to Lessor.

To the maximum extent permitted by insurance policies owned by Lessor or Lessee, Lessee and Lessor, for the benefit of each other, waive any and all rights of subrogation that might otherwise exist.

In case Lessee shall at any time fail, neglect or refuse to procure or renew any insurance herein above provided, then Lessor shall have the right, but not the obligation, to procure or renew such insurance and any amounts paid therefore by Lessor shall be so much Additional Rent due at the next rent day after any such payment.

Lessor shall not be required to maintain insurance against thefts on or within the premises.

38.	Lessee’s Personal Property and Fixtures:

In addition to and not in limitation of the foregoing, Lessee covenants and agrees that all of its merchandise, furniture and property of every kind, nature and description which may be in or upon the premises of Building, shall be at the sole risk and hazard of Lessee, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed by any cause whatsoever, no part of said damage or loss shall be charged to or borne by Lessor. Lessee agrees to carry adequate insurance to protect itself against said loss or damage.

39.	Notice of Injuries on Premises:

In the event of any injury or damage to Lessee, Lessee’s employees, or Lessee’s invitees, licensees, and/or guests, or any personal property, suffered in the leased premises or in any common area, written notice of same shall be provided by Lessee to Lessor at the address designated for delivery of notices as soon as possible but not later than ten (10) days of said injury or damage. Failure to provide such notice shall constitute a breach of this Lease.

40.	Subordination:

This Lease shall be subject and subordinate at all times to the lien of all mortgages and trust deeds in any amount or amounts whatsoever now or hereafter placed on or against the Building or the premises or on or against Lessor’s interest or estate therein, all without the necessity of having further instruments executed on the part of Lessee to effectuate such subordination; provided that in the event of a foreclosure of any such mortgage or trust deed or any other action or proceeding for the enforcement thereof, or of any sale thereunder, this Lease will not be barred, terminated, cut off or foreclosed nor will the rights and possession of Lessee hereunder be disturbed if there shall exist no Event of Default with respect to the payment of rent or any other Event of Default hereunder. Lessee shall attorn to the purchaser at any such foreclosure, sale or other action or proceeding or, if requested, enter into a new lease for the balance of the Term then remaining upon the same terms and provisions as are in this Lease contained. Lessee agrees to execute and deliver upon demand such further instruments evidencing such subordination of this Lease to the lien of any such mortgages or trust deeds as may be required by Lessor.

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Notwithstanding the foregoing, Lessee shall from time to time on request from Lessor execute and deliver any documents or instruments that may be required by any lender to effectuate such subordination. None of such instruments shall operate to increase Lessee’s obligations or reduce Lessee’s rights stated in this Lease. If Lessee fails to execute and deliver any documents or instruments, Lessee irrevocably constitutes and appoints Lessor as Lessee’s attorney in fact to execute and deliver such documents or instruments. Upon request of Lessees, Lessor shall use its commercially reasonable efforts to obtain from any lender of Lessor an agreement in writing providing that, as long as Lessee is not in default hereunder, this Lease shall remain in full force and effect for the full term hereof.

41.	Memorandum of Lease:

The parties hereto contemplate that this Lease should not and shall not be filed for record.

42.	Lessee Estoppel Statement:

At any time and from time to time but on not less than Five (5) days prior written request by Lessor, Lessee shall execute, acknowledge and deliver to Lessor, promptly upon request, the Form “Tenant Estoppel Statement” to be provide by Lessor. If Lessee within 5 (five) days following the request should not execute such instrument as aforesaid, this will be considering an Even of Default.

43.	Mutual Indemnification:

Lessor shall hold harmless, indemnify, protect and defend Lessee, its officers, directors, partners, employees and agents from all liability, penalty, losses, damages, costs, expenses, causes of action, claims, and/or judgments arising (i) by reason of any death, bodily injury, personal injury or property damage occurring within the condominium and building in which the Premises is located which occur outside of the Premises during the Term, except to the extent caused by Lessee, its agents or employees; or (ii) breach of any of Lessor’s obligations hereunder. Lessee shall hold harmless, indemnify and defend Lessor, its officers, employees and agents from all liability, penalty, losses, damages, costs, expenses, causes of action, claims, and/or judgments arising (i) by reason of any death, bodily injury, personal injury or property damage occurring within the Premises during the Term, except to the extent caused by Lessor, its agents or employees; or (ii) breach of any of Lessee’s obligations hereunder.

44.	Waiver:

Any waiver of a default hereunder shall not be deemed a waiver of this agreement or of any subsequent default. Acquiescence in a default shall not operate as a waiver of such default, even though such acquiescence continues for an extended period of time.

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Lessor’s granting of any consent under this Lease, or Lessor’s failure to object to any action taken by Lessee without Lessor’s consent required under this Lease, shall not be deemed a waiver by Lessor of its rights to require such consent for any further similar act by Lessee. No waiver by Lessor of any other breach of the covenants of this Lease shall be construed, taken or held to be a waiver of any other breach or to be a waiver, acquiescence in or consent to any further or succeeding breach of the same covenant. None of Lessee’s covenants under this Lease, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Lessor.

45.	WAIVER OF JURY TRIAL.

LESSEE AND LESSOR WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LESSOR AND LESSEE ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREE-MENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

46.	Remedies Cumulative:

No remedy conferred upon or reserved under this Lease or under law shall be considered exclusive of any other remedy, but such remedies shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise, and every power and remedy given by this Lease may be exercised from time to time and as often as occasion may arise or as may be deemed expedient, without precluding simultaneous or later exercise of any or all other rights or remedies. No delay or omission to exercise any right or power arising from any Default or Event of Default shall impair any such right to power or shall be construed to be a waiver of any such Default or Event of Default or acquiescence therein.

47.	Court Costs and Attorney’s Fees:

In the event of an action brought by any party to this Lease to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action shall be entitled to recover its reasonable attorneys’ fees, court costs and other expenses incurred at all trial and appellate levels.

48.	Binding on Successors:

This Lease is binding upon and inures inure to the benefit of the parties hereto and their respective successors and assigns.

49.	Entire Agreement:

This Lease and any exhibits incorporated herein constituted the entire agreement between the parties, and no promises or representations, other than those contained here and those implied by law, have been made by Lessor or Lessee. Any modifications to this Lease must be in writing and signed by Lessor and Lessee.

The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.

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50.	Severability:

The provisions of this Lease are severable and in the event any provision, clause, sentence, section or part thereof is held to be invalid, illegal, unconstitutional, inapplicable or unenforceable to any person or circumstances, such invalidity, illegality, unconstitutionality, inapplicability or unenforceability shall not affect or impair any of the remaining provisions, sentences, clauses, sections, parts of the lease or their application to Tenant or other persons or circumstances. It is understood and agreed that the terms, conditions and covenants of this Lease would have been made by both par-ties if such invalid, illegal, unconstitutional, inapplicable or unenforceable provision, sentence, clause, section or part had not been included therein to the extent that portion of this agreement may be invalid by striking of certain words or phrases, such words or phrases shall be deemed to be stricken and the remainder of the provisions and the remainder of the other portions of this Lease agreement shall remain in full force and effect. It is further agreed that this Lease may be executed in counterparts, each of which when considered together shall constitute the original contract.

48.	Authority:

Each party represents to the other that it has the full right and authority to enter into this Lease and that all persons signing on behalf of Lessor and Lessee have been duly authorized to do so by appropriate action.

51.	Governing Law:

This Lease shall be governed by, construed, and enforced in accordance with the laws of the State of Florida.

52.	Effect of Delivery of Lease:

Lessor has delivered a copy of this Lease to Lessee for Lessee’s review only, and the delivery hereof does not constitute an offer to Lessee or option to lease. This Lease shall not be effective until a copy executed by both Lessor and Lessee is delivered to and accepted by Lessor.

53.	MULTIPLE COUNTERPARTS; ELECTRONIC TRANSMISSION:

This Lease may be signed in counterparts, all of which shall constitute one agreement. For the purposes of finalizing the Lease, any properly executed signature page delivered by facsimile or an electronic transmission of the properly executed signature page by e-mail, such as PDF or comparable format which contains an electronic image of the document and requisite signature(s), shall be treated in all manner and respects as an original document. Additionally, a copy of a validly executed signature page will be as valid as the original.

54.	E-SIGNATURES:

Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

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IN WITNESS WHEREOF, the parties have caused this Lease to be executed on their behalf as of this 12 day of March 2021.

LESSOR:

DAMLOP INVESTMENTS, LLC,
a Florida limited liability company

By:	/s/ Maria Eugenia Bottas
Name:	Maria Eugenia Bottas
Title:	Manager

LESSEE:
EALIXIR INC, a Nevada Domestic Corporation

By:	/s/ ENEA TRAVISAN
Name:	ENEA TRAVISAN
Title:	CEO

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